Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Acies Acquisition Corp. (the “Company”) on Amendment No. 2 to Form S-1 of our report dated September 21, 2020, except for the first paragraph of Note 5, the third paragraph of Note 7 and the second paragraph of Note 8 as to which the date is October 20, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Acies Acquisition Corp. as of September 15, 2020 and for the period from August 14, 2020 (inception) through September 15, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP
Marcum LLP
New York, NY
October 20, 2020